Exhibit 99.8

Consent of Kevin S. Flannery

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to his being named as a person about to become a director of Redback Networks, Inc. (“Redback”) in the Registration Statement on Form S-4 filed by Redback with the Securities and Exchange Commission on October 7, 2003.

/s/ KEVIN S. FLANNERY
Name:	Kevin S. Flannery

Date:  September 24, 2003